Exhibit 99

For Immediate Release	Contact:
Mike Matte, Chief Financial Officer
Quepasa Corporation
(561) 491-4186

Nasdaq Staff Informs Quepasa That It Does Not Comply With Minimum Listing Requirements

May 30, 2008 /PRNewswire-PR Newswire/ — Quepasa Corporation one of the largest, bicultural, Latino online communities, today announced that on May 29, 2008 the Company received a notice letter (the “Letter”) from The Nasdaq Stock Market (“Nasdaq”) stating that the Company is no longer in compliance with the requirements for continued listing on The Nasdaq Capital Market (the “Listing Requirements”). As reported in the Company’s Form 10-Q for the quarter-ended March 31, 2008, the Company’s stockholders’ equity was ($2,489,219) million. Based on our closing price of $2.63 on May 8, 2008, the market value of listed securities was $33,266,439. Additionally, the Company’s reported net losses from continuing operations were $13,358,499, $13,606,031 and $2,958,885 for the three previous fiscal years.

Under Nasdaq Marketplace Rule 4310(c)(3), the Company is required to maintain a minimum of: (i) $2,500,000 million in stockholders’ equity, or (ii) $35,000,000 in market value of listed securities, or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Thus, the Company is non-compliant under the Listing Requirements.

Under Nasdaq Market Place Rule 4310(c)(8)(C), the Company has 30 days to achieve compliance. The Company may regain compliance by either completing a transaction with a related party to meet the minimum equity test, as discussed below, or by meeting a $35,000,000 market value for 10 consecutive business days during the 30 day period.

The Company has reached an oral understanding with the related party to terminate a support agreement and issue $2,500,000 of preferred stock to the related party. The effect would be to eliminate over $7,000,000 in indebtedness and add shareholders equity equal to the debt eliminated and the value of the preferred stock. This would achieve compliance with the Listing Requirement. The Company has submitted a draft of a definitive agreement and the terms of the preferred stock to counsel for the related party and discussion are on going. If the proposed transaction is not consummated within the 30 day period ending June 30, 2008 or the market value test is not met within that period, Nasdaq may delist the Company’s common stock.

As reported on a Form 8-K filed with the Securities Exchange Commission on April 9, 2008, the Company previously was not in compliance with the Listing Requirements. Shortly thereafter, the Company was in compliance with the market value threshold requirement of $35,000,000 from an increase in its stock price.

Safe Harbor This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) including those relating to the continued listing on the Nasdaq Capital Market and the possibility of exchanging debt for equity. Additionally, words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the failure to reach an agreement with debt holders or otherwise create a plan that satisfies the Nasdaq Stock Market and its staff. Further information on Quepasa’s risk factors is contained in its filings with the Securities and Exchange Commission, including the Form 10-KSB for the year ended December 31, 2007. Quepasa does not undertake any duty nor does it intend to update the results of these forward-looking statements.